Exhibit 99.1

NEWS RELEASE

                                                            GRT
                                                           LISTED
                                                            NYSE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215

William G. Cornely                  Melinda A. Janik
Exec. V.P., COO                     Sr. V.P., CFO
bcornely@glimcher.com               mjanik@glimcher.com
(614) 887-5614                      (614) 887-5610

FOR IMMEDIATE RELEASE
Friday, January 23, 2004

                    GLIMCHER REALTY TRUST PRICES $150 MILLION
                          PERPETUAL PREFERRED OFFERING

               All of its Series B Preferred Shares to be Redeemed

          -------------------------------------------------------------

COLUMBUS, Ohio--January 23, 2004--Glimcher Realty Trust (NYSE:GRT) announced today a $150 million public offering of 6,000,000 shares of 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest at a price of $25.00 per share. The net proceeds of the offering of approximately $144.85 million will be used to repay $16.9 million in subordinated mortgage debt relating to the Company's Great Mall of the Great Plains located in Olathe, Kansas and to partially fund the redemption of all of the Company's outstanding 9.25% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest.

Morgan Stanley & Co. Incorporated and McDonald Investments Inc. acted as co-managers of the offering. A shelf registration statement relating to these securities was previously filed with the Securities and Exchange Commission and declared effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy Series G Preferred Shares. The offering of Series G Preferred Shares is being made only by means of a prospectus supplement and prospectus. The prospectus supplement and prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states. A copy of the prospectus and prospectus supplement may be obtained from Morgan Stanley & Co. Incorporated.

The Company also announced today that it will redeem all of its outstanding Series B Preferred Shares. The redemption date for the Series B Preferred Shares is February 27, 2004 and the redemption price is $25.366146 per Series B Preferred Share, which consists of $25.00 per Series B Preferred Share plus accumulated and unpaid dividends through the redemption date of $.366146 per Series B Preferred Share. The redemption price will be paid to the holders of record of the Series B Preferred Shares as of January 27, 2004.

From and after the redemption date, the Series B Preferred Shares to be redeemed will no longer be deemed outstanding, dividends will cease to accrue and all of the rights of the Series B Preferred Shareholders with respect to the Series B Preferred Shares will cease, except the right to receive the redemption price, without interest.

Shareholders of record will be mailed a redemption notice and letter of transmittal to be used in surrendering their certificates for redemption. The redemption price will be paid only to shareholders of record who complete and sign the letter of transmittal and submit certificates for their Series B Preferred Shares to Computershare Trust Company of New York, as redemption agent, at 88 Pine Street, 19th floor, Wall Street Plaza, New York, New York 10005.

The Series B Preferred Shares trade on the New York Stock Exchange under the symbol "GRT PrB" and have an annual dividend rate of $2.3125 per share. The Series B Preferred Shares pay distributions quarterly.


About the Company
Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT". Glimcher Realty Trust is a component of both Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.


Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material include, but are not limited to, economic and market conditions, tenant bankruptcies, rejection of leases by tenants in bankruptcy, financing and development risks, lease-up delays, the level and volatility of interest rates, the financial stability of tenants within the retail industry, the failure to close the sale of the Series G Preferred Shares, the failure to redeem the Series B Preferred Shares, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                       Visit Glimcher at: www.glimcher.com